Exhibit 5.1

HSN, Inc.
1 HSN Drive
St. Petersburg, FL 33702
(727) 872-1000
Executive Offices

Harold J. Herman II Vice President and Senior Counsel	Law Department (727) 872-1000

May 24, 2017

HSN, Inc.
1 HSN Drive
St. Petersburg, FL 33729

I am Vice President and Senior Counsel of HSN, Inc, a Delaware corporation (the “Company”), and have acted as its counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”) relating to the registration of 15,576,995 shares of common stock, $.01 par value (the “Common Stock”) of the Company (“Shares”), which may be issued pursuant to the HSN, Inc. 2017 Omnibus Incentive Plan (the “Plan”).

For the purposes of this letter, I or members of my staff have examined such documents, records, certificates, memoranda and other instruments as I deemed necessary as a basis for this opinion. As to questions of fact material to the opinions expressed below, I have, when relevant facts were not independently established by me, relied upon certificates of officers of the Company or other evidence satisfactory to me.

In all such examinations, I have assumed the genuineness of all signatures on original and certified documents, the authenticity of all documents submitted to me as original documents and the conformity to original or certified documents of all documents submitted to me as copies. I have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. For purposes of this letter, I have assumed that (1) the Registration Statement will have become effective pursuant to the provisions of the Act and (2) any required consents, approvals, authorizations and other orders of the Commission and any other regulatory authorities or third parties will be obtained in connection with the issuance of the Shares.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, I am of the opinion that the Shares will be, as and when issued in accordance with the terms and conditions of the Plan against payment of due consideration therefor, legally issued, fully paid and non-assessable under the Delaware General Corporation Law.

My opinions expressed above are subject to the qualifications that I express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies.

My opinions set forth above are limited to the Delaware General Corporation Law, as amended (the “Law”). I do not express any opinion as to any other statutes, rules or regulations.

Exhibit 5.1

The Shares may be issued from time to time on a delayed or continuous basis. This letter and the opinions expressed herein have been prepared for use in connection with the Registration Statement. I assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

I am furnishing this letter in connection with the filing of the Registration Statement with the Commission and this letter and the opinions expressed herein is not to be used, circulated, quoted or otherwise referred to for any other purpose without my express written consent.

I hereby consent to the filing of this letter and the opinions expressed herein as Exhibit 5.1 to the Registration Statement and to the reference made to me under the heading “Interests of Named Experts and Counsel” set forth in the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Harold J. Herman
Harold J. Herman
Vice President and Senior Counsel